Exhibit 99.4

Free Cash Flow We define free cash flow as: Cash from operations (which includes pension contributions and the benefit of synthetic fuels investment), less Cash used in investing activities, less Transition debt maturities Common stock dividend payments at 2003 rates Other routine activities (e.g., severance payments, tax effect of discretionary items, etc.) Plus cash from asset dispositions, etc. Appendix

Second Quarter 2004 Reconciliation Appendix